Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2012 Financial Results

Declares 12 Cent Quarterly Dividend

One-time $52.5 Million Gain from LME Sale and $7.4 Million Restructuring Charge (Both Excluded from Distributable Earnings Results)

Conference Call to Discuss Results Scheduled for 10:00 am ET Today

NEW YORK, NY – February 14, 2013 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or the “Company”), a leading global brokerage company primarily servicing the wholesale financial and real estate markets, today reported its financial results for the quarter and year ended December 31, 2012.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Revenues for distributable earnings[1]	$436.3	$365.3	19.4	$1,751.0	$1,476.1	18.6
Pre-tax distributable earnings[2]	35.1	47.7	(26.4)	196.0	237.0	(17.3)
Post-tax distributable earnings	28.4	40.3	(29.6)	164.4	199.4	(17.6)
Adjusted EBITDA[3]	105.9	66.5	59.3	317.3	254.8	24.5
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	482.2	355.2	35.8	1,767.0	1,464.7	20.6
GAAP income from operations before income taxes	28.8	10.8	165.8	55.7	54.4	2.5
GAAP net income for fully diluted shares	27.4	7.6	262.4	46.2	20.1	129.6

Per Share Results	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Pre-tax distributable earnings per share	$0.12	$0.18	(33.3)	$0.69	$0.93	(25.8)
Post-tax distributable earnings per share	0.10	0.16	(37.5)	0.58	0.78	(25.6)
GAAP net income per fully diluted share	0.09	0.03	200.0	0.16	0.17	(5.9)

Management Comments on Distributable Earnings Results

“BGC’s fourth quarter revenues improved by 19.4 percent year-over-year, driven by the continuing success of Newmark Grubb Knight Frank,4” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Our Real Estate Services segment’s quarterly revenues more than doubled to $148.7 million year-on-year, while its pre-tax distributable earnings grew by 32.6 percent to $12.6 million.

[1]

See the sections of this release entitled “Distributable Earnings Defined,” “Differences Between Annual Consolidated Results for Distributable Earnings and GAAP,” “Differences Between Quarterly Consolidated Results for Distributable Earnings and GAAP,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this release.

[2]	Used interchangeably throughout this document with “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes.”
[3]	See the sections of this release titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[4]	“Newmark Grubb Knight Frank” is used interchangeably throughout this document with “NGKF” or “Real Estate Services.”

“Our diversification into Real Estate Services helped lessen the impact of the industry-wide declines in activity across the global financial markets in 2012. Over the course of the year, global financial volumes5 and volatility were lower due in part to reduced trading activity by many large global banks. In addition, Hurricane Sandy further affected the results of both our Real Estate Services and Financial Services segments during the fourth quarter of 2012. Some commercial real estate transactions were cancelled or delayed in areas impacted by the storm, while many of our Northeastern U.S. area Financial Services brokers, their customers, and their customers’ customers faced challenging conditions for much of the quarter due to Sandy. I am happy to report, however, that our Lower Manhattan office has recently re-opened, and we expect to be completely back in our regular facilities across the Tri-State area by the end of the first quarter.

“In the last three quarters of 2012, financial market conditions were well below what we would consider ordinary. Fortunately, volumes have improved so far in the first quarter. Excluding Real Estate Services, BGC’s revenues thus far in 2013 are up substantially compared with the fourth quarter 2012 average6 and about flat with year-earlier levels. Our fully electronic revenues have also continued to grow faster than BGC’s overall Financial Services segment.

“Because of this recently improved activity in the global financial markets and the ongoing success of NGKF, we feel very comfortable with the stability of our dividend. Our board declared a 12 cent dividend for the quarter, which at our current stock price translates into an 11.0 percent annualized yield. In addition, 96 percent of our dividends paid last year were nontaxable, and we expect a significant majority of our dividends paid this year to also be nontaxable. Commercial real estate services firms generally have lower revenues and low profitability in the first quarter, and higher revenues and significantly higher profits towards the end of the year. We therefore expect NGKF to reduce the normal seasonality of our overall results. We remain confident in our 12 cent dividend for the foreseeable future.”

Shaun D. Lynn, President of BGC, said: “During the fourth quarter, BGC’s overall revenue-generating headcount increased by almost 18 percent year-over-year to 2,5287, driven by the addition of NGKF. We continue to focus on profitably and selectively expanding our market share in both Financial and Real Estate Services.

“Since October 1, 2012, we have acquired Ginalfi Finance, an inter-dealer broker based in Paris; Wolfe & Hurst, a New Jersey-based municipal bond broker; Frederick Ross Company, the oldest full-service commercial real estate firm in Denver; and Smith Mack, a prominent commercial real estate services company in Philadelphia. Over the last four months, NGKF has also hired a number of top industry veterans, expanded its capital markets team, and grown its corporate services portfolio. NGKF corporate services was selected during the quarter by Nokia Siemens Networks to be its sole global corporate real estate supplier, an excellent example and affirmation of the strength of our Real Estate segment’s technology and deep industry knowledge.

[5]	See the “COMPARABLE INDUSTRY VOLUMES” table in this release for certain industry volume metrics.
[6]	On an average daily basis.
[7]

All headcount figures in this release exclude Smith Mack and Frederick Ross as these acquisitions closed during the last week of December 2012. They will be included starting with BGC’s first quarter 2013 results.

“At the same time, we remain committed to managing our overall expenses, and thus incurred a $7.4 million restructuring charge in the fourth quarter primarily related to the elimination of more than 100 front- and back-office positions, in our Financial Services segment or in corporate areas. As a result of this restructuring and our ongoing non-compensation expense reduction program, we expect to lower our overall costs by approximately $50 million annually by the end of 2013.

Our fourth quarter e-broking revenues in Foreign Exchange grew by approximately 25 percent year-over-year, while our Market Data and Software revenues also improved. As a result, BGC’s higher margin technology-based revenues continued to grow as a percentage of our Financial Services segment revenues during the fourth quarter and full year, and this trend has continued thus far in 2013.”

Mr. Lynn concluded: “We also believe that our Financial Services segment is well-positioned to benefit from the forthcoming rules regarding OTC derivatives. For 2013, we expect the growth of our technology-based businesses, the strength of NGKF, and our focus on cost reduction to increase the Company’s profitability.”

Unless otherwise stated, all quarterly figures provided in this release compare the fourth quarter of 2012 with the fourth quarter of 2011, while all annual figures compare full year 2012 with full year 2011.

Dividend Declaration

On February 12, 2013, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on March 15, 2013 to Class A and Class B common stockholders of record as of March 1, 2013. The ex-dividend date will be February 27, 2013. The Company announced that 96 percent of the dividends paid per share in 2012 were a nontaxable return of capital8 to common stockholders.

Fourth Quarter and Full Year Consolidated Revenues

Highlights of Consolidated Revenues ($ millions)	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Brokerage revenues for distributable earnings	$372.6	$340.2	9.5	$1,539.3	$1,380.7	11.5
Total distributable earnings revenues	436.3	365.3	19.4	1,751.0	1,476.1	18.6
GAAP brokerage revenues	369.7	330.8	11.7	1,512.2	1,371.3	10.3
GAAP total revenues	482.2	355.2	35.8	1,767.0	1,464.7	20.6

Revenue growth was driven by the addition of Real Estate Services, partially offset by a decline in brokerage revenues in Equities and Other Asset Classes, Rates, Credit, and Foreign Exchange during the second through fourth quarters of 2012. For both the fourth quarter and full year 2012, GAAP “Other revenues” include a $52.5 million gain related to the sale of BGC’s investment in the London Metals Exchange (“LME”), as a result of Hong Kong Exchanges & Clearing Limited’s acquisition of the LME in December 2012. This one-time item was not included in distributable earnings results.

[8]	See the section of this release entitled “Nontaxable Return of Capital” for more details.

Fourth Quarter and Full Year Financial Services Segment Results9

Financial Services Segment Revenues ($ millions)	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Revenues for distributable earnings	$274.9	$296.1	(7.1)	$1,221.4	$1,369.9	(10.8)
Pre-tax distributable earnings	35.1	58.2	(39.7)	214.3	288.5	(25.7)
Pre-tax distributable earnings as a percent of revenues	12.8%	19.7%		17.5%	21.1%
GAAP revenues	$274.9	$296.1	(7.1)	$1,221.4	$1,369.9	(10.8)
GAAP income from operations before taxes	35.1	58.2	(39.7)	214.3	288.5	(25.7)
GAAP income from operations before taxes as a percent of revenues	12.8%	19.7%		17.5%	21.1%

Financial Services revenues would have been approximately $2 million and $22 million higher for the fourth quarter and full year of 2012, respectively, but for the impact of the dollar strengthening versus the euro. Revenues by asset class in the segment were as follows:

Financial Services Revenues by Asset Class ($ millions)	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Rates	$119.8	$128.1	(6.5)	$532.4	$578.5	(8.0)
Credit	62.2	66.1	(5.9)	284.6	315.0	(9.6)
Foreign Exchange	47.1	47.4	(0.5)	208.0	218.4	(4.7)
Equities and Other Asset Classes	36.0	44.2	(18.5)	156.1	214.5	(27.2)

BGC’s performance in these products was negatively impacted in the quarter and year by decreases in overall industry volumes. The Company’s technology-based revenues in the Financial Services Segment were as follows:

Technology-Based Revenues in Financial Services Segment ($ millions)	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Fully electronic brokerage	$30.5	$31.5	(3.2)	$132.8	$135.6	(2.1)
Other revenues related to fully electronic trading[10]	2.8	3.3	(16.1)	11.2	13.2	(15.1)

Total revenues related to fully electronic trading	33.3	34.8	(4.4)	144.0	148.8	(3.2)
Market data and software solutions	6.7	6.5	3.2	27.3	27.0	1.1

Total segment technology-based revenues	40.0	41.3	(3.2)	171.2	175.7	(2.6)
Total fully electronic trading as a percent of segment revenues	12.1%	11.8%		11.8%	10.9%
Technology-based revenues as a percent of segment revenues	14.6%	14.0%		14.0%	12.8%

The small declines in technology-based revenues reflected a strong outperformance compared with weaker industry-wide metrics. BGC’s results included 25 percent and 46 percent increases in FX e-brokerage revenues for the quarter and year.

[9]	See the tables in this release with “Segment Results” in the titles for more information on BGC’s results by segment.
[10]	Certain fully electronic revenues are classified as “Corporate” revenues for segment reporting purposes.

Fourth Quarter and Full Year Real Estate Services Segment Results

Real Estate Services Segment Revenues ($ millions)	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Revenues for distributable earnings	$148.7	$57.1	160.3	$481.7	$57.1	743.3
Pre-tax distributable earnings	12.6	9.5	32.6	44.1	9.5	362.8
Pre-tax distributable earnings as a percent of revenues	8.5%	16.7%		9.1%	16.7%
GAAP revenues	145.7	47.7	205.6	454.6	47.7	853.4
GAAP income from operations before taxes	9.2	5.7	59.8	22.9	5.7	298.4
GAAP income from operations before taxes as a percent of revenues	6.3%	12.0%		5.0%	12.0%

The increases in Real Estate Services revenues and pre-tax income for both the quarter and year were due primarily to the fact that the Newmark & Company Real Estate acquisition closed October 14, 2011, while the Grubb & Ellis acquisition closed April 13, 2012. The segment’s pre-tax margins declined in part due to the timing of the Newmark acquisition, as commercial real estate services firms generally have their highest margins towards the end of the fourth calendar quarter. In addition, the full-year 2012 pre-tax distributable earnings margin for this segment is generally reflective of normal profitability for the commercial real estate services industry. By product, NGKF’s results were as follows:

Real Estate Services Revenue by Product ($ millions)	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Brokerage revenues for distributable earnings	$107.5	$54.4	97.5	$358.1	$54.4	558.1
Management services and other revenues for distributable earnings	41.2	2.7	1,425.5	123.6	2.7	4,474.6
GAAP brokerage revenues	104.5	45.0	132.3	331.0	45.0	635.9
GAAP management services and other revenues	41.2	2.7	1,425.5	123.6	2.7	4,474.6

Fourth Quarter and Full Year Consolidated Expenses

Consolidated Expenses ($ millions)	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Compensation and employee benefits for distributable earnings	$268.4	$197.9	35.7	$1,036.8	$793.5	30.7
Non-compensation expenses for distributable earnings	132.8	119.8	10.9	518.2	445.6	16.3

Total expenses for distributable earnings	401.2	317.7	26.3	1,555.0	1,239.2	25.5
Compensation and employee benefits under GAAP[11]	316.1	216.3	46.1	1,159.7	897.9	29.2
Non-compensation expenses under GAAP	132.3	128.0	3.3	538.6	494.0	9.0

Total expenses under GAAP	453.4	344.3	31.7	1,711.3	1,410.3	21.3
Compensation as a percent of total distributable earnings revenues	61.5%	54.2%		59.2%	53.8%
Compensation as a percent of total GAAP revenues	65.6%	60.9%		65.6%	61.3%

[11]	Before allocations of net income to limited partnership units and founding/working partner units.

The increases in overall expenses for the year and quarter were due mainly to the addition of Real Estate Services and higher interest expense as a result of the June 2012 issuance of BGC’s 8.125 percent Senior Retail Notes and the July 2011 issuance of the Company’s 4.5 percent Convertible Senior Notes. The increase in the compensation ratios was due mainly to the addition of NGKF. The commercial real estate services industry generally has higher compensation ratios but lower non-compensation expenses as a percent of revenue when compared with wholesale financial intermediaries.

BGC’s effective tax rate for distributable earnings was 14.5 percent and 14.4 percent, respectively, for the fourth quarter and full year 2012, versus 11.7 percent and 14.3 percent a year earlier.

Fourth Quarter and Full Year Consolidated Income

Consolidated Income ($ millions except per share data)	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Pre-tax distributable earnings	$35.1	$47.7	(26.4)	$196.0	$237.0	(17.3)
Post-tax distributable earnings	28.4	40.3	(29.6)	164.4	199.4	(17.6)
Post-tax distributable earnings per fully diluted share	0.10	0.16	(37.5)	0.58	0.78	(25.6)
GAAP income from operations before income taxes	28.8	10.8	165.8	55.7	54.4	2.5
GAAP net income for fully diluted shares	27.4	7.6	262.4	46.2	20.1	129.6
GAAP net income per fully diluted share	0.09	0.03	200.0	0.16	0.17	(5.9)

BGC’s pre-tax distributable earnings margin was 8.0 percent in the quarter compared with 13.1 percent a year earlier, while the post-tax distributable earnings margin was 6.5 percent versus 11.0 percent. For the year, BGC’s pre-tax distributable earnings margin was 11.2 percent compared with 16.1 percent in 2011 and its post-tax distributable earnings margin was 9.4 percent versus 13.5 percent.

BGC had a fully diluted weighted-average share count of 337.2 million in the fourth quarter of 2012 for distributable earnings and 297.6 million for GAAP.12 This compares with 292.0 million for distributable earnings and 253.3 million for GAAP a year earlier. For full year 2012, BGC had a fully diluted weighted-average share count of 320.0 million for distributable earnings and 280.8 million under GAAP.13 This compares with 274.5 million on a distributable earnings basis and 116.5 million under GAAP in 2011. As of December 31, 2012, the Company’s fully diluted share count was 341.7 million, assuming conversion of the Convertible Senior Notes.14 The year-over-year increase in share count was due in part to issuances related to the Newmark, Grubb & Ellis, Smith Mack, and Wolfe & Hurst acquisitions.

[12]	The distributable earnings per share calculations for the fourth quarters of 2012 and 2011 include 39.6 million and 38.7 million weighted-average shares, respectively, related to BGC’s Convertible Senior Notes but exclude the associated interest expense. This expense was $5.3 million and $5.2 million, net of tax, in the fourth quarters of 2012 and 2011, respectively. Conversely, the GAAP earnings per share calculations for the fourth quarters of 2012 and 2011 exclude the weighted-average shares related to the Convertible Senior Notes but include the associated interest expense in order to avoid anti-dilution.
[13]	The distributable earnings per share calculations for the full years 2012 and 2011 include 39.2 million and 29.1 million weighted-average shares, respectively, related to BGC’s Convertible Senior Notes but exclude the $21.0 million and $15.3 million, net of tax, in associated interest expense. The GAAP EPS calculations for the full years 2012 and 2011 exclude the weighted-average shares related to the Convertible Senior Notes, and include the related interest expense. The Company’s GAAP per share calculations for 2012 and 2011 also exclude certain partnership interests, RSUs, and options. These adjustments under GAAP were made in order to avoid anti-dilution.
[14]	As of December 31, 2012, this figure includes 39.6 million shares related to the Convertible Notes.

Front Office Statistics

Revenue-generating Headcount Data	4Q12	4Q11	Change (%)	FY12	FY11	Change (%)
Financial Services front office headcount (period end)	1,721	1,766	(2.5)	1,721	1,766	(2.5)
Real Estate Services front office headcount (period end)	807	381	111.8	807	381	111.8

Total (period end)	2,528	2,147	17.7	2,528	2,147	17.7
Financial Services average revenue per broker/salesperson (approximate)	$158,000	$169,000	(6.6)	$699,000	$789,000	(11.3)
Real Estate Services average revenue per broker/salesperson (approximate)	$131,000	$108,600	20.6	$489,000	NMF	NMF
Total company average revenue per broker/salesperson[15]	$149,000	$163,000	(8.3)	$639,000	$776,000	(17.6)

BGC’s revenue-generating headcount increased for the year and quarter due mainly to the addition of Real Estate Services. The Company’s average revenue per real estate broker improved in the fourth quarter due to the continuing integration of NGKF and favorable industry metrics. However, commercial real estate brokers generally produce less revenue per broker than do wholesale financial brokers, so the decrease in overall company revenue per front office employee was driven in part by the inclusion of Real Estate Services. The decrease in Financial Services revenue per front office employee was driven mainly by the decrease in industry-wide volumes. The Company expects average revenue per front office employee to improve in 2013.

Consolidated Balance Sheet

As of December 31, 2012, the Company’s cash position, which it defines as cash and cash equivalents plus unencumbered securities held for liquidity purposes,16 was $420.4 million; notes payable and collateralized borrowings, and notes payable to related parties were $451.4 million; book value per common share was $2.11; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $506.3 million. In comparison, as of December 31, 2011, the Company’s cash position was $385.7 million; notes payable and collateralized borrowings, notes payable to related parties, and short-term borrowings were $345.5 million; book value per common share was $2.40; and total capital was $501.0 million.

BGC’s cash position increased from year-end 2011 primarily due to cash raised from the sale of the Senior Retail Notes issued in June 2012, proceeds from the LME sale, and changes in working capital, partially offset by cash used in relation to the Grubb & Ellis, Frederick Ross, Smith Mack, and Wolfe & Hurst acquisitions; the issuance of forgivable and other loans to employees primarily in connection with the Grubb & Ellis acquisition; and the additional investment made in ELX.

[15]

This includes revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading divided by the weighted-average number of salespeople and brokers for the quarter. The revenue per front-office employee figures are approximate.

[16]

As of December 31, 2012, BGC’s “cash position” included $32.0 million in government securities within the “securities owned” balance sheet line item, compared with $16.0 million as of December 31, 2011.

First Quarter 2013 Outlook Compared with First Quarter 2012 Results

•	The Company expects to generate distributable earnings revenues of between $440 million and $470 million, an increase of approximately 9 percent to 16 percent compared with $403.9 million.

•	BGC Partners expects pre-tax distributable earnings to be between approximately $45 million and $55 million versus $58.2 million.

•	BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 14.5 percent compared with 14.2 percent.[17]

Commercial real estate services revenues and profitability tend to be lowest industry-wide in the first quarter of a typical year and highest in the fourth quarter.

BGC intends to update its first quarter outlook on or before March 29, 2013.

Unit Redemptions, Exchangeability, and Share Repurchases

During the fourth quarter of 2012, BGC Partners agreed to grant exchangeability to 9.7 million units. Under GAAP, the Company was required to take a non-cash charge of $39.0 million relating to grants of exchangeability.

[17]	BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the first quarter of 2013, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.2 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted average share count is expected to be 39.7 million.

BGC Partners’ share repurchases and unit redemptions from January 1, 2012 through December 31, 2012 are detailed in the following table:

Period	Number of shares purchased	Average price per share
First Quarter	44,013	$7.66
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	—	—

	Number of units redeemed	Average price per unit
First Quarter	3,833,973	$6.60
Second Quarter	2,922,241	$6.60
Third Quarter	4,844,911	$5.08
Fourth Quarter	4,779,145	$3.50

Total Repurchases and Redemptions	16,424,283	$5.25

The Company sold approximately 18.3 million shares through its controlled equity offering from January 1, 2012 through January 31, 2013 for net proceeds of approximately $92.9 million or $5.07 per share, primarily to offset redemptions.

As of December 31, 2012, the Company had approximately $69.0 million remaining from its $100 million share repurchase and unit redemption authorization.

Differences Between Quarterly Consolidated Results for Distributable Earnings and GAAP

Fourth quarter 2012 GAAP “other revenues” include $52.5 million related to the sale of BGC’s investment in the LME in December of 2012. This one-time gain was not included in distributable earnings revenues.

Fourth quarter 2012 and fourth quarter 2011 GAAP revenues were reduced by $3.7 million and $0.7 million, respectively, due to BGC’s losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

Fourth quarter 2012 and 2011 Real Estate Services brokerage revenues for distributable earnings include the collection of $3.0 million and $9.4 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Fourth quarter 2012 and 2011 compensation and employee benefits for distributable earnings also include a credit of $1.2 million and a charge of $5.7 million, respectively, in related compensation expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between fourth quarter 2012 compensation and employee benefits as calculated for GAAP and distributable earnings was also due primarily to $39.0 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units and a $7.4 million restructuring charge related primarily to headcount reductions in the Company’s Financial Services segment. The Company believes that this restructuring charge is not reflective of BGC’s ordinary and ongoing operations. The difference between fourth quarter 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $23.9 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units and $0.2 million in expenses related to dividend equivalents to holders of RSUs.

The difference between non-compensation expenses in the fourth quarter of 2012 as calculated for GAAP and distributable earnings was due to $0.5 million in charges with respect to acquisitions, dispositions, and/or resolutions of litigation, and $1.0 million in other non-cash, non dilutive, and non-economic credits primarily related to acquired NGKF receivables. The difference between non-compensation expenses in the fourth quarter of 2011 as calculated for GAAP and distributable earnings was due largely to $6.7 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and $1.6 million in other non-cash, non-dilutive, and non-economic charges relating mainly to the Company’s previous assumption of the liability for a September 11, 2001 workers’ compensation policy.

Differences Between Annual Consolidated Results for Distributable Earnings and GAAP

Full-year 2012 GAAP “other revenues” include $52.5 million related to the LME sale and $2.4 million related to a recovery of funds from Refco. These unusual gains were not included in distributable earnings revenues.

2012 and 2011 GAAP revenues were reduced by $11.8 million and $2.0 million, respectively, due to BGC’s losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

Full year 2012 and 2011 Real Estate Services brokerage revenues for distributable earnings include the collection of $27.1 million and $9.4 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Full year 2012 and 2011 compensation and employee benefits for distributable earnings also include $12.0 million and $5.7 million, respectively, in related compensation expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between 2012 compensation and employee benefits as calculated for GAAP and distributable earnings was also due primarily to $127.1 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units; a $7.4 million restructuring charge related primarily to headcount reductions in the Company’s Financial Services segment; and $0.3 million in expenses related to dividend equivalents to holders of RSUs. The difference between 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $108.3 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units and $1.1 million in expenses related to dividend equivalents to holders of RSUs.

The difference between non-compensation expenses for full year 2012 as calculated for GAAP and distributable earnings was due in part to an expected $10.5 million donation of equity with respect to BGC’s annual charity day. Full-year 2012 non-compensation expenses for distributable earnings also excluded $5.9 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and $4.0 million in other non-cash, non-dilutive, and non-economic charges relating mainly to acquired Newmark Grubb Knight Frank receivables.

The difference between non-compensation expenses for full year 2011 as calculated for GAAP and distributable earnings was due in part to an expected $10.4 million donation of equity with respect to BGC’s annual charity day. Full-year 2011 non-compensation expenses for distributable earnings also excluded $30.9 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and $7.0 million in other non-cash, non-dilutive, and non-economic charges relating mainly to the abovementioned workers’ compensation policy and long term real estate lease obligation.

Conference Call and Investor Presentation

The Company will host a conference call today, February 14, 2013, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues, will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://www.bgcpartners.com/ir. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date – Start Time:	2/14/2013 10:00 AM Eastern Time

U.S. Dial In:	800-659-2032

International Dial In:	617-614-2712

Participant Passcode:	36412780

REPLAY:

Available From – To:	2/14/2013 12:00 PM – 2/21/2013 11:59 PM

U.S. Dial In:	888-286-8010

International Dial In:	617-801-6888

Passcode:	64698079

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Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

Beginning with the first quarter of 2011, BGC’s definition of distributable earnings was revised to exclude certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods. Management believes that excluding these gains and charges best reflects the operating performance of BGC.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•

The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Distributable Earnings” which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure: “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Impairment of fixed assets;

•	Charges relating to grants of exchangeability to limited partnership interests; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders.

BGC Partners’ common dividend is based on post-tax distributable earnings per fully diluted share, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, were higher than its earnings and profits under GAAP and U.S. federal income tax principles for the year ended December 31, 2012. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities generally not taxable under U.S. federal income tax principles.

Under U.S. federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution,” is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners announced that a majority of its dividends paid to common stockholders in the year ended December 31, 2012 will be treated under U.S. federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining portion of the dividend will be treated as a qualified dividend for U.S. federal income tax purposes. This information was reported in January of 2013 to certain firms that provide U.S. recipients of BGC’s dividend with their IRS Forms 1099-DIV and non-U.S. recipients with their IRS Forms 1042-S.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its eSpeed, BGC Trader, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through the NGKF brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. For more information, please visit www.bgcpartners.com.

eSpeed, BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this press release regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$388,409	$369,713
Cash segregated under regulatory requirements	3,392	2,968
Securities owned	32,003	16,282
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	298,156	192,053
Accrued commissions receivable, net	222,299	222,293
Loans, forgivable loans and other receivables from employees and partners, net	220,098	192,658
Fixed assets, net	141,109	136,068
Investments	25,556	20,367
Goodwill	164,874	141,142
Other intangible assets, net	20,320	16,994
Receivables from related parties	21,655	5,754
Other assets	101,536	88,893

Total assets	$1,639,407	$1,405,185

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$—	$13,600
Accrued compensation	125,793	143,800
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	254,289	144,683
Payables to related parties	40,700	19,667
Accounts payable, accrued and other liabilities	260,930	250,552
Notes payable and collateralized borrowings	301,444	181,916
Notes payable to related parties	150,000	150,000

Total liabilities	1,133,156	904,218
Redeemable partnership interest	78,839	86,269
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 141,955 and 115,217 shares issued at December 31, 2012 and 2011, respectively; and 123,914 and 97,220 shares outstanding at December 31, 2012 and December 31, 2011, respectively	1,419	1,152
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at December 31, 2012 and 2011, convertible into Class A common stock	348	348
Additional paid-in capital	575,381	489,369
Contingent Class A common stock	18,868	20,133
Treasury stock, at cost: 18,041 and 17,997 shares of Class A common stock at December 31, 2012 and 2011, respectively	(110,090)	(109,870)
Retained deficit	(147,452)	(80,726)
Accumulated other comprehensive loss	(4,182)	(3,752)

Total stockholders’ equity	334,292	316,654
Noncontrolling interest in subsidiaries	93,120	98,044

Total equity	427,412	414,698

Total liabilities, redeemable partnership interest, and equity	$1,639,407	$1,405,185

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Commissions	$293,350	$250,921	$1,176,009	$996,263
Principal transactions	76,312	79,888	336,160	375,001

Total brokerage revenues	369,662	330,809	1,512,169	1,371,264

Real estate management services	41,141	1,222	122,704	1,222
Fees from related parties	14,016	15,366	53,159	62,227
Market data	4,182	4,042	17,302	17,772
Software solutions	2,541	2,472	9,962	9,190
Interest income	1,371	1,351	6,506	5,441
Other revenues	52,936	1,777	56,966	4,174
Losses on equity investments	(3,672)	(1,870)	(11,775)	(6,605)

Total revenues	482,177	355,169	1,766,993	1,464,685

Expenses:
Compensation and employee benefits	316,097	216,298	1,159,664	897,875
Allocations of net income to limited partnership units and founding/working partner units	5,019	—	12,964	18,437

Total compensation and employee benefits	321,116	216,298	1,172,628	916,312

Occupancy and equipment	40,018	34,118	155,349	129,087
Fees to related parties	2,267	2,719	11,792	11,635
Professional and consulting fees	15,881	19,569	72,777	67,746
Communications	24,584	21,753	90,807	86,392
Selling and promotion	20,928	19,951	86,040	79,087
Commissions and floor brokerage	5,545	6,311	22,733	25,877
Interest expense	9,991	8,689	34,885	24,606
Other expenses	13,084	14,939	64,245	69,584

Total non-compensation expenses	132,298	128,049	538,628	494,014

Total expenses	453,414	344,347	1,711,256	1,410,326

Income from operations before income taxes	28,763	10,822	55,737	54,359

Provision for income taxes	10,329	3,905	20,224	15,999

Consolidated net income	18,434	6,917	35,513	38,360

Less: Net income attributable to noncontrolling interest in subsidiaries	4,266	3,077	11,649	18,223

Net income available to common stockholders	$14,168	$3,840	$23,864	$20,137

Per share data:
Basic earnings per share
Net income available to common stockholders	$14,168	$3,840	$23,864	$20,137

Basic earnings per share	$0.09	$0.03	$0.16	$0.17

Basic weighted-average shares of common stock outstanding	154,189	129,832	144,886	116,132

Fully diluted earnings per share
Net income for fully diluted shares	$27,396	$7,560	$46,242	$20,137

Fully diluted earnings per share	$0.09	$0.03	$0.16	$0.17

Fully diluted weighted-average shares of common stock outstanding	297,610	253,345	280,809	116,514

Dividends declared per share of common stock	$0.12	$0.17	$0.63	$0.65

Dividends declared and paid per share of common stock	$0.12	$0.17	$0.63	$0.65

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	4Q 2012	4Q 2011	YTD 2012	YTD 2011
Revenues:
Brokerage revenues:
Rates	$119,791	$128,114	$532,436	$578,453
Credit	62,225	66,148	284,606	314,982
Equities and other asset classes	36,024	44,183	156,106	214,497
Foreign exchange	47,130	47,383	208,011	218,352
Real estate (a)	107,461	54,421	358,112	54,421

Total brokerage revenues	372,631	340,249	1,539,272	1,380,704

Market data and software solutions	6,723	6,514	27,264	26,962
Real estate management services	41,141	1,222	122,704	1,222
Fees from related parties, interest and other revenues (b)	15,852	17,349	61,763	67,239

Total revenues	436,347	365,333	1,751,003	1,476,127

Expenses:
Compensation and employee benefits (c)	268,430	197,853	1,036,800	793,544
Other expenses (d)	132,811	119,800	518,187	445,631

Total expenses	401,241	317,653	1,554,988	1,239,175

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	35,106	47,681	196,015	236,952

Noncontrolling interest in subsidiaries (e)	1,653	1,823	3,425	3,593
Provision for income taxes	5,092	5,571	28,237	33,965

Post-tax distributable earnings to fully diluted shareholders	$28,361	$40,286	$164,354	$199,393

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.12	$0.18	$0.69	$0.93

Fully diluted post-tax distributable earnings per share (f)	$0.10	$0.16	$0.58	$0.78

Fully diluted weighted-average shares of common stock outstanding	337,184	292,015	320,004	274,542

Total revenues	$436,347	$365,333	$1,751,003	$1,476,127

Total compensation expense	$268,430	$197,853	$1,036,800	$793,544

Compensation expense as a percent of revenues	61.5%	54.2%	59.2%	53.8%

Non-compensation expense as a percent of revenues	30.4%	32.8%	29.6%	30.2%

Pre-tax distributable earnings margins (on distributable earnings revenues)	8.0%	13.1%	11.2%	16.1%

Post-tax distributable earnings margins (on distributable earnings revenues)	6.5%	11.0%	9.4%	13.5%

Effective tax rate	14.5%	11.7%	14.4%	14.3%

Notes and Assumptions

(a)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q4 2012 and YTD 2012 other revenues exclude a gain of approximately $52.5 million related to the disposal of the Company’s investment in the London Metals Exchange, (“LME”), as a result of Hong Kong Exchanges & Clearing Limited’s acquisition of the LME in December 2012.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; allocations of net income to founding/working partner units and limited partnership units; dividend equivalents paid to restricted stock unit holders; compensation expenses related to pre-merger grants of equity or units; and restructuring charges taken in Q4 2012. Compensation and employee benefits include compensation charges associated with revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company and with our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2012 and 2011 include an additional 39.6 million and 38.7 million shares, respectively. The EPS calculations exclude the interest expense, net of tax, associated with these Notes.

Note:	Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

(unaudited)

	Q4 2012	Q4 2011	YTD 2012	YTD 2011
GAAP income from continuing operations before income taxes	$28,763	$10,822	$55,737	$54,359

Allocations of net income to limited partnership units and founding/working partner units	5,019	—	12,964	18,437

Pro forma pre-tax operating income available to fully diluted shareholders	33,782	10,822	68,701	72,796

Pre-tax adjustments:

Compensation expenses related to pre-merger grants of equity or units (a)	—	(11)	—	533

Dividend equivalents to RSUs	30	227	310	1,120

Non-cash losses related to equity investments, net	3,672	725	11,775	2,002

Real Estate purchased revenue, net of compensation and other expense (b)	3,450	3,776	21,114	3,776

Charity Day donations	—	—	10,512	10,444

Other non-cash, non-dilutive, non-economic items	(339)	1,556	(4,398)	7,008

Grant of exchangeability to limited partnership units	39,020	23,892	127,112	108,341

Gains and charges with respect to acquisitions, dispositions and resolutions of litigation (c)	(51,940)	6,693	(46,541)	30,931

Restructuring charge	7,431	—	7,431	—

Total pre-tax adjustments	1,324	36,859	127,314	164,156

Pre-tax distributable earnings	$35,106	$47,681	$196,015	$236,952

GAAP net income available to common stockholders	$14,168	$3,840	$23,864	$20,137

Allocation of net income to founding/working partner units	1,166	—	3,547	6,715

Allocation of net income to limited partnership units	3,853	—	9,417	11,722

Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	2,613	1,254	8,224	14,630

Pro forma net income for fully diluted shares	$21,799	$5,094	$45,052	$53,204

Total pre-tax adjustments (from above)	1,324	36,859	127,314	164,156

Income tax adjustment to reflect effective tax rate	5,237	(1,666)	(8,013)	(17,966)

Post-tax distributable earnings	$28,361	$40,286	$164,354	$199,393

Pre-tax distributable earnings per share (d)	$0.12	$0.18	$0.69	$0.93

Post-tax distributable earnings per share (d)	$0.10	$0.16	$0.58	$0.78

Fully diluted weighted-average shares of common stock outstanding	337,184	292,015	320,004	274,542

Notes and Assumptions

(a)	Compensation expenses related to pre-merger grants of equity or units include expense for RSUs and REUs granted pre-merger.
(b)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(c)	Q4 2012 and YTD 2012 include a gain of approximately $52.5 million related to the disposal of the Company’s investment in the LME, as a result of Hong Kong Exchanges & Clearing Limited’s acquisition of the LME in December 2012.
(d)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2012 and 2011 include an additional 39.6 million and 38.7 million shares, respectively. The EPS calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings, in $000s)

	Q4 2012	Q4 2011	FY 2012	FY 2011	FY 2010	FY 2009
Income from operations before income taxes	28,763	10,822	55,737	54,359	56,915	64,488

Add back:

Employee loan amortization	11,509	7,886	35,596	23,899	41,192	37,847

Interest expense	9,991	8,689	34,885	24,606	14,080	9,920

Fixed asset depreciation and intangible asset amortization	12,731	13,078	50,985	36,203	50,180	52,974

Impairment of fixed assets	171	220	1,255	785	294	1,200

Exchangeability charges (1)	39,020	23,892	127,112	108,341	42,400	—

Losses on equity investments	3,672	1,870	11,775	6,605	6,940	8,687

Adjusted EBITDA	105,857	66,457	317,345	254,798	212,001	175,116

Pre-Tax distributable earnings (2)	35,106	47,681	196,015	236,952	183,999	115,198

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units.
(2)	For both the fourth quarter and full year 2012, GAAP income includes $52.5 million related to the sale of BGC’s investment in the London Metals Exchange (“LME”), as a result of Hong Kong Exchanges & Clearing Limited’s acquisition of the LME in December 2012. This one-time gain was not included in distributable earnings results.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS ($000)

	Q4 2012	Q4 2011	FY 2012	FY 2011

GAAP Revenue	482,177	355,169	1,766,993	1,464,685

Adjustments:
Refco recovery	—	—	(2,397)	—
LME sale	(52,471)	—	(52,471)	—
Non-cash losses related to equity investments (1)	3,672	725	11,775	2,002
Real Estate purchased revenue	2,969	9,440	27,103	9,440

Distributable Earnings Revenue	436,347	365,333	1,751,003	1,476,127

(1)	Numbers are comprised of non-cash losses related to equity investments offset by recognition of ELX deferred revenue.

Note: Certain numbers may not add due to rounding.

Segment Disclosure - 2012Q4 vs. 2011Q4

2012 Q4 ($ in thousands)
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$274,938	$148,680	$12,731	$436,349	$45,828	$482,177
Total expenses	239,809	136,051	25,383	401,243	52,171	453,414

Pre-tax distributable earnings, before noncontrolling interests and taxes	$35,129	$12,629	$(12,652)	$35,106	$(6,343)	$28,763

Pre-tax margin	12.8%	8.5%	NMF	8.0%

2011 Q4 ($ in thousands)
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$296,100	$57,122	$12,111	$365,333	$(10,164)	$355,169
Total expenses	237,855	47,601	32,196	317,652	26,695	344,347

Pre-tax distributable earnings, before noncontrolling interests and taxes	$58,245	$9,521	$(20,085)	$47,681	$(36,859)	$10,822

Pre-tax margin	19.7%	16.7%	NMF	13.1%

For the three months ended December 31, 2012, the Real Estate Services segment pre-tax distributable earnings includes $3.5 million related to the collection of receivables and associated expenses that were capitalized as part of acquisition accounting.

Segment Disclosure - 2012Q4 YTD vs. 2011Q4 YTD

2012 Q4 YTD (in thousands)
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$1,221,409	$481,719	$47,877	$1,751,005	$15,988	$1,766,993
Total expenses	1,007,111	437,660	110,218	1,554,989	156,267	1,711,256

Pre-tax distributable earnings, before noncontrolling interests and taxes	$214,298	$44,059	$(62,341)	$196,016	$(140,279)	$55,737

Pre-tax margin	17.5%	9.1%	NMF	11.2%

2011 Q4 YTD (in thousands)
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$1,369,906	$57,122	$49,099	$1,476,127	$(11,442)	$1,464,685
Total expenses	1,081,429	47,601	110,145	1,239,175	171,151	1,410,326

Pre-tax distributable earnings, before noncontrolling interests and taxes	$288,477	$9,521	$(61,046)	$236,952	$(182,593)	$54,359

Pre-tax margin	21.1%	16.7%	NMF	16.1%

For the year ended December 31, 2012, the Real Estate Services segment pre-tax distributable earnings includes $21.1 million related to the collection of receivables and associated expenses that were capitalized as part of acquisition accounting.

BGC Partners, Inc. Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ eSpeed system for the periods indicated.

						% Change	% Change	% Change
	4Q11	3Q12	4Q12	FY2011	FY2012	4Q12 vs. 3Q12	4Q12 vs. 4Q11	FY12 vs. FY11
Notional Volume (in $US billions)
Fully Electronic Rates*	10,920	10,340	8,618	53,258	43,034	(16.7%)	(21.1%)	(19.2%)
Fully Electronic FX, Credit, Equities & Other**	1,186	1,237	1,093	3,925	5,149	(11.6%)	(7.8%)	31.2%

Total Fully Electronic Volume	12,106	11,577	9,711	57,182	48,183	(16.1%)	(19.8%)	(15.7%)

HYBRID***
Total Hybrid Volume	26,336	37,939	34,715	136,926	142,525	(8.5%)	31.8%	4.1%

TOTAL Hybrid & Fully Electronic Volume	38,442	49,516	44,425	194,108	190,707	(10.3%)	15.6%	(1.8%)

Transaction Count
Fully Electronic Rates*	4,956,206	3,739,815	3,219,979	22,924,437	16,357,699	(13.9%)	(35.0%)	(28.6%)
Fully Electronic FX, Credit, Equities & Other**	704,623	720,457	674,938	2,074,261	3,135,982	(6.3%)	(4.2%)	51.2%

Total Fully Electronic Transactions	5,660,829	4,460,272	3,894,917	24,998,698	19,493,681	(12.7%)	(31.2%)	(22.0%)

HYBRID
Total Hybrid Transactions	536,435	677,978	619,197	2,253,059	2,591,794	(8.7%)	15.4%	15.0%

TOTAL Hybrid and Fully Electronic Transactions	6,197,264	5,138,250	4,514,114	27,251,757	22,085,475	(12.1%)	(27.2%)	(19.0%)

Trading Days	63	63	64	252	252

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives, and Equity-Related Products.
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	132,418,508	127,549,392	123,898,708	652,483,091	545,193,401	(2.9%)	(6.4%)	(16.4%)
CME - Euro $ Contracts	102,348,481	99,557,110	88,862,108	564,086,746	426,438,437	(10.7%)	(13.2%)	(24.4%)
EUREX - Bund Contracts	47,874,911	44,753,844	41,085,239	236,188,831	184,338,704	(8.2%)	(14.2%)	(22.0%)
ELX - US Treasury Contracts	1,522,754	14,996	5,540	12,867,466	654,147	(63.1%)	(99.6%)	(94.9%)
ELX - Euro $ Contracts	330,815	6,335	1,233	3,887,961	185,482	(80.5%)	(99.6%)	(95.2%)

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	31,478	30,536	31,101	147,365	130,592	1.9%	(1.2%)	(11.4%)
Average Daily UST Volume	500	485	486	2,340	2,074	0.3%	(2.7%)	(11.4%)

CME FX Futures Volume (3)	51,681,000	53,299,000	49,102,000	232,327,396	213,740,000	(7.9%)	(5.0%)	(8.0%)

CLS FX Avg Daily Values - in millions (4)	4,931,333	5,077,333	4,949,333	19,825,333	20,209,333	(2.5%)	0.4%	1.9%
CLS FX Avg Daily Volumes (4)	987,955	993,252	904,044	3,834,915	3,893,495	(9.0%)	(8.5%)	1.5%

NYSE - Volume (shares traded) - in millions (5)	124,789	93,003	90,826	504,238	392,341	(2.3%)	(27.2%)	(22.2%)
Transaction Value - in millions	4,044,580	3,133,650	3,190,710	18,094,660	13,505,000	1.8%	(21.1%)	(25.4%)

NASDAQ - Volume (shares traded) - in millions (6)	469,115	377,209	377,559	1,974,870	1,609,340	0.1%	(19.5%)	(18.5%)
Transaction Value - in millions(7)	3,114,259	3,115,728	3,342,409	13,749,157	13,317,896	7.3%	7.3%	(3.1%)

Total Industry Equity Option Volume (8)	976,279,763	870,150,430	887,739,917	4,224,604,529	3,681,820,659	2.0%	(9.1%)	(12.8%)

Euronext Equity Derivatives (9)	111,479	100,802	120,004	549,512	481,969	19.0%	7.6%	(12.3%)

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	886,347	1,030,943	1,029,870	4,216,985	4,376,918	(0.1%)	16.2%	3.8%
Average Daily All Bond Dollar Volume	14,069	16,364	16,347	66,997	69,791	(0.1%)	16.2%	4.2%

Notes: Certain numbers may not add due to rounding. Certain prior periods have been adjusted to reflect reclassification of desks. This had no impact on BGC’s overall revenues or earnings for either GAAP or distributable earnings.

Sources: (1) Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)

(2) www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank

(3) CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly

(4) CLS Bank Monthly Report

(5) NYSE - www.nyse.com

(6) NASDAQ - www.nasdaqtrader.com

(7) Includes Transaction Value for NASDAQ listed securities only

(8) OCC- www.optionsclearing.com

(9) Euronext - www.euronext.com

(10) Bloomberg